Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley, dmarkley@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Fourth Quarter and Full Year 2013 Financial Results
Names Nishan de Silva Chief Financial Officer
Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (February 11, 2014) Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2013, and provided an operating forecast and program updates.

Financial highlights for the fourth quarter of 2013 include (all comparisons are with the fourth quarter of 2012):

•	Total revenues increased 8% to $14.7 million, and royalty revenues increased 48% to $7.1 million

•	Non-GAAP net income per share from continuing operations was $0.35 per diluted share

•	Net income increased 76% to $1.9 million, or $0.09 per diluted share

A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Non-GAAP Financial Measures.”

“2013 was a spectacular year for Ligand, and we believe we are well positioned for continued significant growth in 2014 and beyond. Throughout 2013 the remarkable progress of several partnered programs drove major contributions to our financial results and established a strong foundation for further growth in revenues and earnings,” commented John Higgins, President and Chief Executive Officer of Ligand. “ Impressive operating and financial momentum continues to define Ligand with projected growth of our lead products, the recent launch of Duavee™, as many as four new revenue-generating products that may be approved in 2014 and partners expected to invest more than $800 million in Ligand programs this year across a vast array of promising assets.”

Fourth Quarter 2013 Financial Results
Total revenues for the fourth quarter of 2013 were $14.7 million, an increase of 8% compared with $13.6 million for the same period in 2012. Royalty revenues increased 48% to $7.1 million from $4.8 million for the same period in 2012 primarily due to higher royalties from Promacta® and Kyprolis®. Material sales increased to $6.8 million from $5.3 million for the same period in 2012 due to timing of customer purchases of Captisol®.

Cost of goods sold was $1.3 million for the fourth quarter of 2013, compared with $2.3 million for the fourth quarter of 2012, with the decrease primarily due to the product mix. Other operating costs and expenses for the fourth quarter of 2013 were $7.0 million, essentially unchanged from other operating costs and expenses for the fourth quarter of 2012.

Net income for the fourth quarter of 2013 was $1.9 million, or $0.09 per diluted share, compared with net income for the fourth quarter of 2012 of $1.1 million, or $0.05 per diluted share. Non-GAAP net income from continuing operations for the fourth quarter of 2013 was $7.4 million, or $0.35 per diluted share, compared with non-GAAP net income from continuing operations for the fourth quarter of 2012 of $6.4 million, or $0.32 per diluted share.

As of December 31, 2013, Ligand had cash, cash equivalents, short-term investments and restricted investments of $17.3 million. During 2013 Ligand paid down $19.6 million in debt.

Full-Year Financial Results
Total revenues for 2013 increased 56% to $49.0 million compared with $31.4 million for 2012. Royalty revenues increased to $23.6 million from $14.1 million for 2012, primarily due to higher royalties from Promacta and Kyprolis. Material sales increased to $19.1 million from $9.4 million in 2012 due to timing of customer purchases of Captisol as well as an increase in purchases for use in clinical trials.

Cost of goods sold was $5.7 million for 2013, compared with $3.6 million in 2012. Other operating costs and expenses from continuing operations for the year were $28.3 million, compared with $27.6 million in 2012.

Net income for 2013 was $11.4 million, or $0.55 per diluted share, compared with a net loss of $0.5 million, or $(0.03) per share, in 2012. Non-GAAP net income from continuing operations for 2013 was $18.6 million, or $0.90 per diluted share, compared with $3.0 million, or $0.15 per diluted share, in 2012.

2014 Financial Forecast
Affirming its previous full-year 2014 financial forecast, the Company expects total revenues to be between $62 million and $64 million, and non-GAAP earnings per diluted share to be between $1.40 and $1.45. Approximately half of 2014 revenue is forecasted to be derived from royalties, approximately 30% from material sales and approximately 20% from licensing and milestone payments.

For the first quarter of 2014, Ligand expects total revenues to be between $13 million and $14 million and non-GAAP earnings per diluted share to be between $0.22 and $0.25. The non-GAAP earnings per diluted share guidance does not include the effects of any increase or decrease in contingent liabilities and noncash stock-based compensation expense.

Chief Financial Officer
The Company also announced it has named Nishan de Silva, M.D. Chief Financial Officer, Vice President of Finance and Strategy, to succeed John Sharp, who is leaving at the end of this month for a position with a private company. Dr. de Silva has served as Ligand’s Vice President of Corporate Development since February 2012.

Prior to joining Ligand, Dr. de Silva served as Principal at the private equity firm Warburg Pincus, and previously worked at Sprout Group, a venture capital firm, and was a healthcare consultant at McKinsey & Company. He has also served on the Boards of Directors of several public life science companies. Dr. de Silva holds a B.A. in Biology from Harvard University, an M.D. from The University of Pennsylvania School of Medicine and an M.B.A. from The Wharton School.

“Nishan has played an important part in our progress over the last two years, and given his understanding of our business and the industry, as well as his relationships with Ligand's investors and analysts, we expect a smooth transition into his new role,” said Mr. Higgins. “On behalf of Ligand’s Board of Directors and the entire Company, I want to thank John Sharp for his significant contribution to Ligand’s success over the past seven years, a period of major restructuring and growth for the company. We all wish him the best as he takes on new opportunities.”

Fourth Quarter and Recent Business Highlights
Partnered Program Updates

•
Ligand partner GlaxoSmithKline (GSK) announced that the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy designation for Promacta/Revolade® (eltrombopag) for the treatment of cytopenias in patients with severe aplastic anemia (SAA) who have had insufficient response to immunosuppressive therapy. SAA is a rare disorder in which the bone marrow fails to make enough new blood cells. There are no approved therapies available for SAA patients who are unresponsive to initial immunosuppressive therapy (IST). Among patients unresponsive to initial IST, approximately 40% die from infection or bleeding within five years of diagnosis.

•
Ligand announced that it earned a $1 million commercial milestone payment from Onyx Pharmaceuticals (subsidiary of Amgen, Inc.) in the first quarter of 2014, triggered by the achievement of over $250 million of annual product sales of Kyprolis in 2013.

•
Ligand partner Pfizer received approval from the FDA for Duavee (conjugated estrogens/bazedoxifene) for the treatment of moderate-to-severe vasomotor symptoms associated with menopause and the prevention of postmenopausal osteoporosis. Ligand earned a $425,000 milestone payment from Pfizer upon the approval. Duavee is now available. See www.Duavee.com for further information.

•
Ligand partner Merck announced that its New Drug Application for the intravenous (IV) formulation of NOXAFIL® (posaconazole) had been accepted for Priority Review by the FDA. Merck also announced that it has filed a marketing authorization application for NOXAFIL IV solution with the European Medicines Agency (EMA) and plans to seek regulatory approval for the IV formulation in other countries around the world.

•
Ligand partner Merrimack Pharmaceuticals announced continuing clinical progress with its programs, including a positive signal for MM-121 in two Phase 2 ER/PR+ breast cancer studies and encouraging clinical data from an expanded Phase 1 study of MM-302 for the treatment of advanced HER2-positive breast cancer.

•
Ligand partner Spectrum Pharmaceuticals announced the completion of enrollment for the pivotal trial of Captisol-enabled, propylene glycol-free (PG-free) high-dose melphalan as a conditioning treatment prior to autologous transplant for patients with multiple myeloma. Spectrum also announced that it expects filing of an NDA in mid-2014.

•
Ligand partner Merck announced it has initiated Phase 3 trials for MK-8931, its investigational BACE inhibitor for mild-to-moderate Alzheimer’s disease. Merck also announced plans to initiate dosing in a Phase 3 study evaluating MK-8931 in patients with amnestic mild cognitive impairment due to Alzheimer's disease, also known as prodromal Alzheimer’s disease.

•
Ligand partner Retrophin stated it had initiated enrollment in a potentially pivotal Phase 2 trial with its lead compound sparsentan, formerly known as RE-021, for the treatment of focal segmental glomerulosclerosis (FSGS), a rare disease that attacks the kidney’s filtering system.

Internal Program Progress

•
A Phase 1 clinical trial was initiated with the glucagon receptor antagonist LGD-6972 for the treatment of type 2 diabetes. This first-in-human trial is evaluating the safety and tolerability of single ascending oral doses of LGD-6972 in healthy subjects and in subjects with type 2 diabetes. Results for the trial are expected in mid-2014.

•
Positive data from preclinical studies with LGD-7455, Ligand’s granulocyte colony stimulating factor (G-CSF) receptor agonist program were presented at the Annual Meeting of the American Society of Hematology (ASH). Among the findings were that LGD-7455 activates the receptor in a manner distinct from native G-CSF, but similar to the mechanism of small-molecule oral thrombopoetin receptor (TPOR) agonists; and that it significantly increases peripheral blood neutrophils, demonstrating the first reported proof-of-concept for a small molecule G-CSFR agonist in a primate model.

Other

•	Standard & Poor’s announced that Ligand would be included in the S&P Small-Cap 600 Index as of November 27, 2013.

Non-GAAP Financial Measures
The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above (and in the tables below) for the three and twelve months ended December 31, 2013 and 2012 exclude expenses related to the increase or decrease in liability for contingent liabilities, write-off of in-process research and development, and stock based compensation expense.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call
Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until March 11, 2014 at 9:00 a.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13575484. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company focused on assembling a large portfolio of revenue generating assets through licensing and acquisition with the goal to generate sustainable cash-flow and profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary of Amgen Inc.), Merck, Pfizer, Baxter International, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol or www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2014 or beyond, that Ligand's 2014 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	Three Months Ended December 31,		12 Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Royalties	$7,118	$4,817	$23,584	$14,073
Material sales	6,811	5,282	19,071	9,432
Collaborative research and development and other revenues	808	3,536	6,319	7,883
Total revenues	14,737	13,635	48,974	31,388
Operating costs and expenses:
Cost of goods sold	1,317	2,328	5,733	3,601
Research and development	2,374	2,476	9,274	10,790
General and administrative	4,420	4,202	17,984	15,782
Lease exit and termination costs	201	356	560	1,022
Write-off of in-process research and development	—	—	480	—
Total operating costs and expenses	8,312	9,362	34,031	31,195
Gain (loss) from operations	6,425	4,273	14,943	193
Other expense, net	(452)	(482)	(2,139)	(2,408)
Decrease (increase) in contingent liabilities	(3,965)	(2,841)	(3,597)	(1,650)
Income tax (expense) benefit	(139)	1,636	(374)	1,191
Income (loss) from continuing operations	1,869	2,586	8,833	(2,674)
Income (loss) from discontinued operations, net of taxes	—	(1,523)	2,588	2,147
Net income (loss)	$1,869	$1,063	$11,421	$(527)
Basic per-share amounts:
Income (loss) from continuing operations	$0.09	$0.13	$0.43	$(0.14)
Income (loss) from discontinued operations	—	(0.08)	0.13	0.11
Net income (loss)	$0.09	$0.05	$0.56	$(0.03)
Diluted per-share amounts:
Income (loss) from continuing operations	$0.09	$0.13	$0.43	$(0.14)
Income (loss) from discontinued operations	—	(0.08)	0.12	0.11
Net income (loss)	$0.09	$0.05	$0.55	$(0.03)

Weighted average number of common shares-basic	20,442,603	20,034,558	20,312,395	19,853,095
Weighted average number of common shares-diluted	21,056,156	20,124,331	20,745,454	19,853,095

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash, cash equivalents and short-term investments	15,979	$12,381
Accounts receivable	2,222	4,589
Inventory	1,392	1,697
Other current assets	959	829
Current portion of co-promote termination asset	4,329	4,327
Total current assets	24,881	23,823

Restricted cash and investments	1,341	2,767
Property and equipment, net	867	788
Goodwill and other identifiable intangible assets	65,337	68,150
Commercial license rights	4,571	—
Long-term portion of co-promote termination asset	7,417	8,207
Other assets	299	525
Total assets	$104,713	$104,260

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$15,501	$16,277
Current portion of co-promote termination liability	4,329	4,327
Current portion of note payable	9,109	14,835
Total current liabilities	28,939	35,439

Long-term portion of co-promote termination liability	7,417	8,207
Long-term portion of deferred revenue	2,085	2,369
Long-term debt	—	13,443
Other long-term liabilities	16,659	18,317
Total liabilities	55,100	77,775
Stockholders' equity	49,613	26,485
Total liabilities and stockholders' equity	$104,713	$104,260

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except share data)

	Three Months Ended December 31, 2013
	GAAP	Contingent liabilities adjustment	Write-off in-process research and development	Stock based compensation expense	Non-GAAP

Income from operations	6,425	$—	—	1,517	$7,942
Other expense, net	(452)	—	—	—	$(452)
Increase in contingent liabilities	(3,965)	3,965	—	—	$—
Income tax expense	(139)	—	—	—	$(139)
Income from continuing operations	1,869	3,965	—	1,517	7,351
Income from discontinued operations, net of taxes	—	—	—	—	—
Net income	$1,869	$3,965	$—	$1,517	$7,351
Basic per-share amounts:
Income from continuing operations	$0.09	$0.20	$—	$0.07	$0.36
Discontinued operations	—	—	—	—	—
Net income	$0.09	$0.20	$—	$0.07	$0.36

Diluted per-share amounts:
Income from continuing operations	$0.09	$0.19	$—	$0.07	$0.35
Discontinued operations	—	—	—	—	—
Net income	$0.09	$0.19	$—	$0.07	$0.35

Weighted average number of common shares-basic	20,442,603	20,442,603	20,442,603	20,442,603	20,442,603
Weighted average number of common shares-diluted	21,056,156	21,056,156	21,056,156	21,056,156	21,056,156

	Three Months Ended December 31, 2012
	GAAP	Contingent liabilities adjustment	Write-off in-process research and development	Stock based compensation expense	Non-GAAP

Income from operations	$4,273	$—	$—	951	$5,224
Other expense, net	(482)	—	—	—	(482)
Increase in contingent liabilities	(2,841)	2,841	—	—	—
Income tax benefit	1,636	—	—	—	1,636
Income from continuing operations	2,586	2,841	—	951	6,378
Income from discontinued operations, net of taxes	(1,523)	—	—	—	(1,523)
Net income	$1,063	$2,841	$—	$951	$4,855
Basic per-share amounts:
Income from continuing operations	$0.13	$0.14	$—	$0.05	$0.32
Discontinued operations	(0.08)	—	—	—	(0.08)
Net income	$0.05	$0.14	$—	$0.05	$0.24

Diluted per-share amounts:
Income from continuing operations	$0.13	$0.14	$—	$0.05	$0.32
Discontinued operations	(0.08)	—	—	—	(0.08)
Net income	$0.05	$0.14	$—	$0.05	$0.24

Weighted average number of common shares-basic	20,034,558	20,034,558	20,034,558	20,034,558	20,034,558
Weighted average number of common shares-diluted	20,124,331	20,124,331	20,124,331	20,124,331	20,124,331

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except share data)

	12 Months Ended December 31, 2013
	GAAP	Contingent liabilities adjustment	Write-off in-process research and development	Stock based compensation expense	Non-GAAP

Income from operations	14,943	$—	480	5,666	$21,089
Other expense, net	(2,139)	—	—	—	(2,139)
Increase in contingent liabilities	(3,597)	3,597	—	—	—
Income tax expense	(374)	—	—	—	(374)
Income from continuing operations	8,833	3,597	480	5,666	18,576
Income from discontinued operations, net of taxes	2,588	—	—	—	2,588
Net income	$11,421	$3,597	$480	$5,666	$21,164
Basic per-share amounts:
Income from continuing operations	$0.43	$0.18	$0.02	$0.28	$0.91
Discontinued operations	0.13	—	—	—	0.13
Net income	$0.56	$0.18	$0.02	$0.28	$1.04

Diluted per-share amounts:
Income from continuing operations	$0.43	$0.18	$0.02	$0.27	$0.90
Discontinued operations	0.12	—	—	—	0.12
Net income	$0.55	$0.18	$0.02	$0.27	$1.02

Weighted average number of common shares-basic	20,312,395	20,312,395	20,312,395	20,312,395	20,312,395
Weighted average number of common shares-diluted	20,745,454	20,745,454	20,745,454	20,745,454	20,745,454

	12 Months Ended December 31, 2012
	GAAP	Contingent liabilities adjustment	Write-off in-process research and development	Stock based compensation expense	Non-GAAP

Income from operations	193	—	—	4,067	$4,260
Other expense, net	(2,408)	—	—	—	$(2,408)
Increase in contingent liabilities	(1,650)	1,650	—	—	$—
Income tax benefit	1,191	—	—	—	$1,191
(Loss) income from continuing operations	(2,674)	1,650	—	4,067	3,043
Income from discontinued operations, net of taxes	2,147	—	—	—	2,147
Net (loss) income	$(527)	$1,650	$—	$4,067	$5,190
Basic per-share amounts:
(Loss) income from continuing operations	$(0.14)	$0.09	$—	$0.20	$0.15
Discontinued operations	0.11	—	—	—	0.11
Net (loss) income	$(0.03)	$0.09	$—	$0.20	$0.26

Diluted per-share amounts:
(Loss) income from continuing operations	$(0.14)	$0.09	$—	$0.20	$0.15
Discontinued operations	0.11	—	—	—	0.11
Net (loss) income	$(0.03)	$0.09	$—	$0.20	$0.26

Weighted average number of common shares-basic	19,853,095	19,853,095	19,853,095	19,853,095	19,853,095
Weighted average number of common shares-diluted	19,935,718	19,935,718	19,935,718	19,935,718	19,935,718

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